Exhibit 99.2
November 7, 2013

Third Quarter 2013 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s third quarter 2013 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call today, November 7, at 8:30 a.m. ET to discuss third quarter 2013 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 888.679.8034 or internationally 617.213.4847. The passcode is 64240281. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company’s website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on

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March 18, 2013. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
Third quarter financial results were below our expectations. However, we did see some encouraging signs of improvement. Most importantly, we experienced a 15% year-over-year increase in contracted backlog; a return to year-to-date profitability; and 9% revenue growth from our all other offerings.

The third quarter revenue shortfall was approximately $26 million. The majority, or $19.5 million, was related to the delayed sale of five renewable energy projects. We believe that we have taken the appropriate steps to get this back on track, and we expect to be able to recognize this revenue in the fourth quarter. Approximately $7 million of this shortfall was related to customer delays in the central U.S. region and Canada segments. We now expect to be able to recognize this revenue in 2014.

We were pleased with a year-over-year increase in fully-contracted backlog, the first in ten quarters, or since the fourth quarter of 2010. We expect this trend to continue into the fourth quarter, which should provide greater visibility for 2014. As discussed last quarter, an improvement in fully-contracted backlog during the second half of 2013 was necessary in order to achieve our guidance for 2013 as well as to prepare for a return to growth in 2014.

The weighted average conversion time of an awarded project to a signed contract for contracts signed in the third quarter was 18 months. This is at the high end of the 10-18 month expected conversion time for newly awarded projects that we first discussed a year ago. Accordingly, even though a 15% increase in fully-contracted backlog is a positive development given the market disruption, it was below our expectations.

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We have identified a total of $50 million in revenue related to customer delays that we no longer expect to be recognized in 2013; $7 million of that is associated with the revenue shortfall from the third quarter. The expected customer delays are in the central U.S. region and Canada segments as well as the eastern and southwest regions within the other U.S. regions segment. Many of the projects that were delayed had actual closing dates scheduled, but were delayed by our customers.

Based upon these customer delays, we now expect total revenue for 2013 in the range of $570 million to $590 million and net income in the range of $11 million to $13 million. The high end of the range reflects the customer delays that we are aware of today. The low end of our range reflects the possibility of further delays.

Our 2013 guidance is based upon the following assumptions:

•	A substantial improvement in fully-contracted backlog in the fourth quarter;

•	Approximately $34 million in fourth quarter revenue from the sale of six renewable energy projects, including $19.5 million from the delayed sale from the third quarter;

•	Strong fourth quarter revenue growth within the U.S. federal and Canada segments as well as the northwest region within the other U.S. regions segment;

•	More than 5% revenue growth from our all other offerings for the year; and

•	Maintaining operating expenses at or slightly below the current run rate.

Third Quarter and Year-to-Date Financial Performance
Third quarter 2012 net income and net income per diluted share presented in these prepared remarks have been restated as compared to previously reported results. See the section titled Summary Effect of Previously Reported Restatement for Third Quarter 2012 below.

Total revenue for the third quarter of 2013 decreased to $161.6 million from $163.9 million, or 1%, for the same period in 2012. Third quarter operating income decreased from $10.7 million in 2012 to $7.6 million for 2013. Third quarter adjusted EBITDA, a non-GAAP financial measure, decreased from $16.3 million in 2012 to $13.6 million for 2013. Third quarter net income decreased from $6.7 million in 2012 to $4.5 million for 2013. Third quarter 2013 net income per diluted share was $0.10, compared to $0.15 for 2012.

For the nine months ended September 30, 2013, or year-to-date, total revenue decreased to $398.0 million from $474.6 million, or 16%, for the same period in 2012. Year-to-date operating income decreased from $22.4 million in 2012 to $3.6 million for 2013. Year-to-date adjusted EBITDA decreased from $39.4 million in 2012 to $21.2 million for 2013. Year-to-date net income decreased from $13.3 million in 2012 to $0.8 million for 2013. Net income per diluted share was $0.02, compared to $0.29 for 2012.

Energy efficiency revenue was flat year-over-year in the third quarter and declined 23% year-to-date. We had anticipated a more substantial increase in the third quarter. However, year-

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over-year revenue increases in several segments as expected were offset by a revenue shortfall related to customer delays within the central U.S. region and Canada segments.

We had expected a decline in year-to-date energy efficiency revenue as the effects of lengthening conversion times from awarded projects to signed contracts in all segments impacted revenue during the first half of 2013.

The other U.S. regions segment includes the following: the eastern region, the northwest region, the southwest region, and renewable energy projects for customers.

Renewable energy revenue declined 5% year-over-year in the third quarter and increased less than 1% year-to-date. The revenue shortfall from the delayed sale of five renewable energy projects was partially offset by better than expected year-over-year increases from renewable energy projects in the southwest region within the other U.S. regions segment and from integrated-photovoltaic (PV) within the all other segment.

A slight increase in year-to-date renewable energy revenue reflects a 22% increase in the first quarter that was largely offset by declines in renewable energy projects that were near completion or had been delayed within our other U.S. regions segment.

Gross margin during the third quarter decreased from 21.2% in 2012 to 18.6% in 2013. Year-to-date gross margin decreased from 20.1% in 2012 to 18.8% in 2013.The primary driver of the decline in gross margin was renewable energy.

Renewable energy gross margin for the third quarter decreased from 25.7% in 2012 to 18.4% in 2013. Year-to-date renewable energy gross margin decreased from 21.8% in 2012 to 18.4% in 2013. The decrease in gross margin is primarily related to lower revenue and a shift toward a larger mix of lower margin renewable energy projects.

Energy efficiency gross margin for the third quarter decreased slightly from 18.9% in 2012 to 18.7% in 2013. The third quarter of 2012 benefited from more project closeouts.

Year-to-date energy efficiency gross margin decreased from 19.4% in 2012 to 19.0% in 2013.

Operating expenses for the third quarter decreased 7% from $24.1 million in 2012 to $22.5 million in 2013.

Salary and benefit expenses for the third quarter decreased 17% from $12.4 million in 2012 to $10.4 million in 2013. Lower salary and benefit expenses reflect better utilization rates and the effects of fine-tuning of the organization.

Project development costs for the third quarter decreased 6% from $4.3 million in 2012 to $4.0 million in 2013.

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General, administrative and other (G&A) expenses for the third quarter increased 10% from $7.4 million in 2012 to $8.1 million in 2013. Higher G&A expenses reflect an increase in professional fees, insurance and depreciation and amortization, which was partially offset by decreases in other expenses.

Due to the net loss for the first half of 2013, we had an income tax benefit as opposed to a provision. However, as we have experienced a return to profitability in the third quarter of 2013, we expect a full year effective tax rate of approximately 24%.

We generated $3.7 million of cash from operations during the third quarter of 2013, compared to $3.1 million in the same period of 2012.

We invested $4.1 million in renewable energy project assets during the third quarter.

We amended our senior secured credit facility to reduce the trailing four quarter EBITDA requirement to $30 million.

We ended the second quarter with a fully-contracted backlog of $324 million. During the third quarter, we converted approximately $160 million of awards to signed contracts and revenue generated from backlog was approximately $115 million. We ended the quarter with fully-contracted backlog of $366 million, which was a 15% year-over-year increase.

Further Third Quarter Insights
Revenue from our all other offerings, such as small-scale infrastructure, integrated-PV and O&M/Other, increased 9% year-over-year to $47 million. We continue to expect revenue from our all other offerings to increase by more than 5% year-over-year in 2013. Please see additional details about each offering below.

Small-scale infrastructure includes small-scale renewable energy plants that we have designed and developed for our own portfolio. Revenue for small-scale infrastructure is included in our all other segment.

Revenue from small-scale infrastructure increased by 1% year-over-year. We are in the process of constructing four more renewable energy plants, which we expect to begin generating revenue in late 2013. However, due to utility interconnection delays for three of the LFG plants, the revenue is not expected to be as meaningful as originally planned. Based upon current expectations, we now expect small-scale infrastructure revenue to increase by more than 5% in 2013.

Revenue from integrated-PV is included in our all other segment. Integrated-PV revenue increased by approximately 18% year-over-year during the third quarter. We established a distribution center and added new salespeople to expand our presence on the east coast during the third quarter. In addition, we have been successful in pursuing some larger than

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average projects. As a result, we now expect integrated-PV revenue to increase by more than 5% in 2013.

Revenue from O&M/Other includes O&M revenue from our U.S. federal segment as well as all revenue from our all other segment. O&M/Other revenue increased approximately 8% year-over-year. The increase is primarily related to stronger than expected revenue growth in O&M from additional projects where we have O&M staff on-site and the acquisition of ESP in the United Kingdom. We continue to expect O&M/Other revenue to increase by more than 5% in 2013.

Closing Remarks
Market conditions remain challenging. We plan on continuing to adapt to market conditions, focusing on converting a large and well-seasoned backlog of awarded projects to signed contracts, and developing innovative customer solutions to drive Ameresco and the industry forward. We believe that our actions should translate into stronger financial performance in the future.

We believe that the long-term fundamentals for energy efficiency remain strong, which was supported by the Navigant Research report published in September. Based upon the report, we are well-positioned in the market at #2 with 13% market share. We are determined to maintain our leadership status within our market, which we believe still has a lot of growth potential.

Over the long-term, our goal is to strengthen our leadership position and expand our market share. We are currently working on strategic initiatives and plans for 2014 and beyond that support our long-term goal. We will share this information when we announce our full-year 2013 financial results next year.

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Summary Effect of Previously Reported Restatement for Third Quarter 2012
Certain prior period financial information included in these prepared remarks have been revised from amounts previously reported to reflect our previously reported restatement related to accounting treatment for certain derivative transactions.  See note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013 for further discussion. The table below details the effect of the restatement on third quarter 2012 net income and net income per diluted share presented in these prepared remarks.

	Net Income			Net Income Per Diluted Share
	(unaudited; in thousands, except per share data)
	Reported	Adjustment	Restated	Reported	Adjustment	Restated
First Quarter 2012	$1,505	$230	$1,735	$0.03	$0.01	$0.04
Second Quarter 2012	$5,169	$(350)	$4,819	$0.11	$(0.01)	$0.10
Third Quarter 2012	$6,771	$(59)	$6,712	$0.15	—	$0.15
Nine Months 2012	$13,445	$(179)	$13,266	$0.29	—	$0.29

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended September 30,
	2013	2012
Operating income	$7,581,963	$10,709,335
Depreciation and amortization of intangible assets	5,226,314	4,738,264
Stock-based compensation	789,416	853,866
Adjusted EBITDA	$13,597,693	$16,301,465
Adjusted EBITDA margin	8.4%	9.9%

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Nine Months Ended September 30,
	2013	2012
Operating income	$3,590,446	$22,392,749
Depreciation and amortization of intangible assets	15,504,794	14,446,767
Stock-based compensation	2,125,276	2,527,926
Adjusted EBITDA	$21,220,516	$39,367,442
Adjusted EBITDA margin	5.3%	8.3%

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Explanation of Non-GAAP Financial Measures
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
We understand that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of our results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company’s cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business. Please refer to the above reconciliation of adjusted EBITDA to operating income, he most directly comparable GAAP measure.